Exhibit 99.1
Ciphergen Biosystems Settles Patent Suit; Licenses More Than 25 Patents From
Health Discovery Corporation
Fremont, Calif., July 10, 2007 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) today announced that it had entered into a license and settlement agreement with Health Discovery Corporation (“HDC”) (OTCBB:HDVY) pursuant to which it licensed more than 25 patents covering HDC’s support vector machine technology for use with SELDI technology. Under the terms of the agreement, Ciphergen receives a worldwide, royalty-free, non-exclusive license for life sciences and diagnostic applications of the technology and has access to any future patents resulting from the underlying intellectual property in conjunction with use of SELDI systems. In connection with the agreement, Ciphergen will pay a total of $600,000 over a two-year period to HDC. The agreement settles all disputes between the companies.
“With this agreement, we are pleased to have enabled Ciphergen and SELDI users easy and flexible use of HDC’s intellectual property,” said Gail S. Page, Chief Executive Officer and President. “Moreover, we were able to obtain a broad, comprehensive license without significant expenditure of time and dollars.”
About Ciphergen
Ciphergen Biosystems, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Ciphergen, along with its scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women’s health with an initial focus in ovarian cancer. Ciphergen is based in Fremont, California. More information about Ciphergen can be found on the Web at: http://www.ciphergen.com.
Safe Harbor Statement
This news release contains forward-looking statements that involve significant risks and uncertainties, including those that can be found in Ciphergen’s Form 10-K for the year ended December 31, 2006, and in Ciphergen’s periodic reports on Form 10-Q and Form 8-K. Statements in this release are based upon information available to Ciphergen as of the date of the release.
Information and announcements involving Ciphergen’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. We claim the protection of such safe harbor, and disclaim any intent or obligation to update any forward-looking statement contained in this document as a result of new information, future events or otherwise. These statements are not guarantees of future performance and actual results could differ materially from our current expectations.
NOTE: Ciphergen is a registered trademark of Ciphergen Biosystems, Inc.
Ciphergen Biosystems, Inc.
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